EXHIBIT 99.07



                        THE TRAVELERS SAVINGS, INVESTMENT
                            AND STOCK OWNERSHIP PLAN


                              Annual Report to the
                       Securities and Exchange Commission


                                December 31, 1995

                                                                Exhibit 99.07


           THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN

                                    CONTENTS
                                    --------


                                                                           Page

Independent Auditors' Reports                                                1

Financial Statements:

          Statements of Net Assets Available for Plan
          Benefits as of December 31, 1995 and 1994                          3

          Statements of Changes in Net Assets Available for
          Plan Benefits with Fund Information for the Years
          Ended December 31, 1995, 1994 and 1993                             4

          Notes to Financial Statements                                      7

Supplemental Schedule:

          Item 27a - Schedule of Assets Held for Investment
          Purposes as of December 31, 1995                                  14

                        INDEPENDENT AUDITORS' REPORT
                        ----------------------------



To the Trustees and Participants of
The Travelers Savings, Investment and Stock Ownership Plan:

We have audited the accompanying statements of net assets available for plan benefits of The Travelers Saving, Investment and Stock Ownership Plan as of December 31, 1995 and 1994, and the related statements of changes in net assets available for plan benefits with fund information for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits as of December 31, 1995 and 1994, and the changes in net assets available for plan benefits for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 6 to the financial statements, on January 1, 1996, the Plan was merged with the Travelers Group 401(K) Savings Plan.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes as of December 31, 1995 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the changes in net assets available for plan benefits of each fund. The supplemental schedule and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

                                           /s/ KPMG Peat Marwick LLP


Hartford, Connecticut
June 21, 1996

                        REPORT OF INDEPENDENT ACCOUNTANTS




To the Trustees and Participants of
 The Travelers Savings, Investment and Stock Ownership Plan:

We have audited the accompanying Statement of Changes in Net Assets Available for Plan Benefits with Fund Information of The Travelers Savings, Investment and Stock Ownership Plan for the year ended December 31, 1993. This financial statement is the responsibility of the Plan's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As more fully described in Note 3 to the financial statements, in 1993, the Plan changed its method of accounting for amounts allocated to participants who have elected to withdraw from the Plan but have not yet been paid.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the changes in net assets available for plan benefits for the year ended December 31, 1993, in conformity with generally accepted accounting principles.



/s/ Coopers & Lybrand, L.L.P.

Hartford, Connecticut
March 18, 1994

           THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN
               STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                        AS OF DECEMBER 31, 1995 AND 1994



                                                                          1995                      1994
                                                                          ----                      ----

Assets:
   Investments:
       At fair value:
         Investment in common stock of
           Travelers Group Inc.
           (cost $174,452,884 and $189,150,418)                      $   280,154,528            $  158,401,227
         Investment in State Street Global Advisors
           Flagship Fund
           (cost $43,859,824 and $44,874,039)                             59,129,825                45,496,180
         Investment in State Street Global Advisors
           Russell 2000 Fund (cost $28,878,796 and $30,175,512)           35,648,760                29,660,853
         Loans receivable from participants                               22,165,930                22,191,958
         Short-term investments                                           16,999,200                 3,885,277
     At estimated fair value:
         Investment in Series C Convertible Preferred
           Stock of Travelers Group Inc.
           (cost $234,946,681 and $234,946,681)                          298,535,700               235,303,415
     At contract value:
         Amounts held by The Travelers Insurance
           Company under group annuity contracts                         517,176,602               504,584,794
                                                                       -------------               -----------
   Total investments                                                   1,229,810,545               999,523,704
                                                                       -------------               -----------
     Receivables:
         Contributions receivable from employees                              30,014                   930,129
         Contributions receivable from employer                              896,446                 4,180,611
         Investment income accrued                                            59,541                    52,147
                                                                       -------------                 ---------

   Total assets                                                        1,230,796,546             1,004,686,591
                                                                       -------------             -------------

   Liabilities:
     Forfeiture credits due to employer                                   12,627,009                10,209,540
     ESOP note payable                                                    67,300,000                97,200,000
     Accrued interest payable                                                324,930                   486,486
     Due to The Travelers Insurance Group Inc.                            38,601,982                         -
                                                                          ----------               -----------

   Total liabilities                                                     118,853,921               107,896,026
                                                                         -----------               -----------

   Net assets available for plan benefits                            $ 1,111,942,625            $  896,790,565
                                                                     ===============            ==============


                 See accompanying notes to financial statements.

           THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN
       STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS WITH
             FUND INFORMATION FOR THE YEAR ENDED DECEMBER 31, 1995





                                                                                  Participant Directed
                                              -----------------------------------------------------------------
                                                             Common             Fixed           The S&P 500
                                            Fixed             Stock             IRA               Flagship
                                            Fund              Fund              Fund               Fund
                                            ----              ----              ----               ----
   Investment income
     Dividends                            $           -    $   4,550,288       $         -    $           -
     Interest                                29,477,624                          4,713,287                -

   Net appreciation in the
      fair value of investments                       -      140,452,244                 -       17,361,568

   Contributions by employees                34,553,064        7,467,658                 -        5,814,588
   Contributions by employer                          -                -                 -                -
                                          -------------    -------------       -----------    -------------
       Total Additions                       64,030,688      152,470,190         4,713,287       23,176,156
                                          -------------    -------------       -----------    -------------

   Distributions to employees                60,488,676       19,270,004         5,429,354        4,911,555
   Employer contributions forfeited                   -          353,665                 -                -
   Interest expense                                   -                -                 -                -
                                          -------------    -------------       -----------    -------------
       Total Deductions                      60,488,676       19,623,669         5,429,354        4,911,555
                                          -------------    -------------       -----------    -------------

Interfund transfers                           8,687,929     (13,095,275)                 -        4,166,266
                                          -------------    -------------       -----------    -------------
Net increase (decrease)                      12,229,941      119,751,246          (716,067)      22,430,867
Net assets available for benefits
   Beginning of year                        460,498,023      160,176,674        66,165,489       45,505,860
                                          -------------      -----------       -----------       ----------

   End of year                            $ 472,727,964    $ 279,927,920       $65,449,422    $  67,936,727
                                          =============    =============       ===========    =============



                         Non-
                     Participant
                      Directed
- -----------------     --------
  The Russell
       2000             ESOP
       Fund             Fund            Total
       ----             ----            -----

 $           -       $19,961,132     $  24,511,420
                         126,333        34,317,244


     8,524,464        63,232,285       229,570,561

     4,733,719                 -        52,569,029
             -        14,384,513        14,384,513
 -------------    --------------     -------------
    13,258,183        97,704,263       355,352,767
 -------------    --------------     -------------

     3,030,117        39,474,947       132,604,653
             -         3,116,625         3,470,290
             -         4,125,764         4,125,764
 -------------    --------------     -------------
     3,030,117        46,717,336       140,200,707
 -------------    --------------     -------------

     2,095,549        (1,854,469)                -
 -------------    ---------------    -------------
    12,323,615        49,132,458       215,152,060

    29,678,336       134,766,183       896,790,565
 -------------    --------------     -------------

 $  42,001,951      $183,898,641   $ 1,111,942,625
 =============    ==============   ===============




                 See accompanying notes to financial statements.

           THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS WITH
             FUND INFORMATION FOR THE YEAR ENDED DECEMBER 31, 1994

                                                                                               Participant Directed
                                                            -----------------------------------------------------------------
                                                                            Common              Fixed          The S&P 500
                                                            Fixed             Stock             IRA               Flagship
                                                             Fund              Fund              Fund               Fund
                                                             ----              ----              ----               ----
Additions to net assets attributed to:
   Investment income
     Dividends                                            $           -    $   3,117,367     $           -    $           -
     Interest                                                29,233,937                -         4,838,487                -

   Net appreciation (depreciation) in the fair value
      of investments                                                  -     (30,915,286)                 -          643,537
   Contributions by employees                                37,335,650        6,273,577                 -        5,223,612
   Contributions by employer                                          -                -                 -                -
                                                          -------------    -------------     -------------    -------------
       Total Additions                                       66,569,587     (21,524,342)         4,838,487        5,867,149
                                                          -------------    ------------      -------------    -------------

   Distributions to employees                                54,743,643       13,802,052         6,116,856        4,483,666
   Employer contributions forfeited                                   -                -                 -                -
   Interest expense                                                   -                -                 -                -
                                                          -------------    -------------     -------------    -------------
       Total Deductions                                      54,743,643       13,802,052         6,116,856        4,483,666
                                                          -------------    -------------     -------------    -------------

Interfund transfers                                          (5,000,616)       6,170,149                 -         (658,143)
                                                          --------------   -------------     -------------    -------------
Net increase (decrease)                                       6,825,328     (29,156,245)        (1,278,369)         725,340
Net assets available for benefits
   Beginning of year                                        453,672,695      189,332,919        67,443,858       44,780,520
                                                          -------------    -------------     -------------    -------------

   End of year                                          $   460,498,023   $  160,176,674    $   66,165,489    $  45,505,860
                                                        ===============   ==============    ==============    =============
                       Non-
                    Participant
                     Directed
     ----------------------------------------
     The Russell
         2000            ESOP
         Fund            Fund          Total
         ----            ----          -----



   $           -    $   19,961,132  $   23,078,499
               -           130,620      34,203,044


        (596,379)      (29,082,445)    (59,950,573)
       4,578,936                 -      53,411,775
               -        20,513,764      20,513,764
   -------------    --------------  --------------
       3,982,557        11,523,071      71,256,509
   -------------    --------------  --------------

       3,400,367        12,327,918      94,874,502
               -         1,354,947       1,354,947
               -         4,128,453       4,128,453
   -------------    --------------  --------------
       3,400,367        17,811,318     100,357,902
   -------------    --------------  --------------

         569,778        (1,081,168)              -
   -------------    ---------------  -------------
       1,151,968        (7,369,415)    (29,101,393)

      28,526,368       142,135,598     925,891,958
   -------------    --------------  --------------

   $  29,678,336   $   134,766,183  $  896,790,565
   =============   ===============  ==============

                 See accompanying notes to financial statements.

           THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS WITH FUND
                INFORMATION FOR THE YEAR ENDED DECEMBER 31, 1993



                                                                                               Participant Directed
                                                            -----------------------------------------------------------------
                                                                              Common              Fixed
                                                             Fixed            Stock              IRA
                                                              Fund             Fund              Fund
                                                           ----------        -----------      ------------

Additions to net assets attributed to:
   Investment income
     Dividends                                            $           -    $   9,665,182     $           -
     Interest                                                31,497,860            4,178         5,246,045

   Net appreciation in the fair value of investments                  -       24,017,461                 -

   Contributions by employees                                37,352,528        6,884,796                 -
   Contributions by employer                                          -                -                 -
                                                          -------------    -------------     -------------
       Total Additions                                       68,850,388       40,571,617         5,246,045
                                                          -------------    -------------     -------------

   Distributions to employees                                35,216,739       11,052,774         5,062,897
   Employer contributions forfeited                              30,046          372,080                 -
   Interest expense                                                   -                -                 -
                                                          -------------    -------------     -------------
       Total Deductions                                      35,246,785       11,424,854         5,062,897
                                                          -------------    -------------     -------------

Cumulative effect of change in accounting method            137,818,152       47,625,561         2,697,788
Interfund transfers                                           7,729,830       (8,660,167)                -
                                                          -------------    --------------    -------------
Net increase                                                179,151,585       68,112,157         2,880,936
Net assets available for benefits
   Beginning of year                                        274,521,110      121,220,762        64,562,922
                                                          -------------    -------------     -------------

   End of year                                          $   453,672,695   $  189,332,919    $   67,443,858
                                                        ===============   ==============    ==============

                                            Non-
                                         Participant
                                          Directed
                                          --------
    The Travelers      The Travelers
     Large Cap          Small Cap           ESOP
     Index Fund       Index Fund            Fund           Total
     -----------      -----------          -------         -----



 $           -     $           -    $   19,689,657   $  29,354,839
             -                 -            69,574      36,817,657

     3,961,000         3,811,908        17,517,503      49,307,872

     6,485,141         4,269,319                 -      54,991,784
             -                 -        16,511,979      16,511,979
 -------------     -------------    --------------   -------------
    10,446,141         8,081,227        53,788,713     186,984,131
 -------------     -------------    --------------   -------------

     2,717,593         1,356,903         9,752,466      65,159,372
             -                 -         3,568,192       3,970,318
             -                 -         3,623,201       3,623,201
 -------------     -------------    --------------   -------------
     2,717,593         1,356,903        16,943,859      72,752,891
 -------------     -------------    --------------   -------------

    10,358,837         5,144,446        11,732,493     215,377,277
    (2,011,193)        2,941,530                 -               -
 ---------------   -------------    --------------   -------------
    16,076,192        14,810,300        48,577,347     329,608,517

    28,704,328        13,716,068        93,558,251     596,283,441
 -------------     -------------    --------------   -------------

 $44,780,520     $    28,526,368   $   142,135,598   $  925,891,958
 ============    ===============   ===============   ==============

                 See accompanying notes to financial statements.
                                       -6-

           THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN

                          NOTES TO FINANCIAL STATEMENTS


1.   PLAN DESCRIPTION

     The Travelers Savings and Investment Plan was adopted as of October 1, 1970 and, effective June 15, 1989, was renamed The Travelers Savings, Investment and Stock Ownership Plan (the Plan). The Plan is a qualified defined contribution plan under Section 401(a) of the Internal Revenue Code. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Cash or deferred contributions may be made to the Plan under Section 401(k) of the Internal Revenue Code.

     On December 31, 1993, The Travelers Corporation was merged into Primerica Corporation which was ultimately renamed Travelers Group Inc. This was effected through the exchange of .80423 shares of Travelers Group Inc. common stock for each share of The Travelers Corporation common stock (the merger). All subsidiaries of the former The Travelers Corporation were contributed to The Travelers Insurance Group Inc. (the Company), an indirect wholly-owned subsidiary of Travelers Group Inc.

     On January 3, 1995, the Company, together with Metropolitan Life Insurance Company (MetLife), formed the MetraHealth Companies, Inc. (MetraHealth) joint venture by contributing their medical businesses to MetraHealth in exchange for shares of common stock of MetraHealth. On October 1, 1995, the Company sold its interest in MetraHealth to United HealthCare Corporation. The employees that transferred from the Company to MetraHealth continued to participate in the Plan until December 31, 1995.

     Employees of the Company and certain of its subsidiaries and former subsidiaries over age 21 are eligible to participate in the Plan after completing six months of service with the Company. Eligible employees may authorize regular payroll deduction or elect to tax defer a portion of their salary subject to the maximum limitations set forth in the Internal Revenue Code. These deductions can be made in any whole percent and in total cannot exceed 15% of annual salary. Effective April 1, 1993, the Company matches 50% of the first 5% of tax deferred contributions by employees who were first hired before January 31, 1994 and participated in the Plan or The Pension Plan for Salaried Employees of The Travelers Corporation (the Pension Plan). The Company's matching contribution may be increased up to 150% of the first 5% of tax deferred contributions by employees depending on the Company's annual profitability. Prior to April 1, 1993, the Company's matching contribution was 100% of the first 5% of tax deferred contributions by employees. For employees who were first hired on or after January 31, 1994 or former employees who are re-hired on or after January 31, 1994 who did not previously participate in the Plan or the Pension Plan, the Company's matching contribution is 100% of pre-tax contributions up to an annual maximum of $1,000.

     Participants are 100% vested in their employee contributions. Full vesting of employer contributions generally occurs after completion of 5 years of service to the Company. If the Plan is terminated or if contributions are completely discontinued, each participant's interest in that portion of their account balance attributable to Company contributions shall become fully vested.

     Prior to January 1, 1990, employer contributions were invested principally in common stock of The Travelers Corporation that was held in the Common Stock Fund. Effective January 1, 1990, employer contributions were invested principally in The Travelers Corporation's $4.53 Series A ESOP Convertible Preference Stock (Series A Preference Stock). Effective December 31, 1993, employer contributions are invested in Travelers Group Inc.'s $4.53 ESOP Convertible Preferred Stock, Series C, $1.00 par value (Series C Convertible Preferred Stock).

           THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN

1.   PLAN DESCRIPTION, Continued

     On June 15, 1989, the Plan was amended to include an Employee Stock Ownership Plan (the ESOP). On June 21, 1989, the ESOP borrowed $200 million, at a variable interest rate, from Chase Manhattan Bank. The variable interest rate, which is adjusted monthly, was 5.43% and 5.46% as of December 31, 1995 and 1994, respectively. Increasing semi-annual payments that began January 1, 1990 will fully amortize the debt by July 1, 1997. Principal payments made during 1995 and 1994 totaled $29.9 million and $27.7 million, respectively. The minimum principal payments to be made in 1996 and 1997 are $32.4 million and $34.9 million, respectively. The loan is guaranteed by Travelers Group Inc.

     On June 21, 1989, the trustee for the ESOP, Fleet Bank, purchased 3,755,869 shares of Series A Preference Stock for the ESOP for $200 million with the proceeds of the loan. On December 31, 1993, in conjunction with the merger, the shares of Series A Preference Stock were converted into shares of Series C Convertible Preferred Stock, which have substantially the same rights and privileges as the shares so converted. The Series C Convertible Preferred Stock is pledged as collateral for the loan and is being released from collateral as the loan is repaid. The company matches tax deferred contributions by employees as described above with the Series C Convertible Preferred Stock valued at the greater of its minimum value of $53.25 per share or the estimated fair value of the Series C Convertible Preferred Stock determined as described in Note 3. Each share of Series C Convertible Preferred Stock is guaranteed by Travelers Group Inc. at a minimum value of $53.25 and is entitled to receive a cumulative annual dividend of $4.53. Such dividends are reinvested in additional shares of Series C Convertible Preferred Stock at a cost equal to the value determined as described in
     Note 3. These shares are then subject to the same guaranteed minimum value. The Series C Convertible Preferred Stock may be held only by the ESOP trustee. It is convertible into Travelers Group Inc. common stock at the option of the issuer at a 1.2063 conversion rate on or after January 1, 1998.

     The Series C Convertible Preferred Stock is allocated to participants by a method that considers the debt service requirements of the ESOP. To the extent that the shares allocated by this method are not sufficient to meet the Company's matching obligation under the Plan, the Company will contribute additional Series C Convertible Preferred Stock, common stock or cash to the ESOP trust or will borrow from the shares to be allocated in the next year. The 1995 and 1993 matching obligation under the Plan exceeded the number of shares released as collateral for the loan resulting in 36,303 shares and 96,577 shares, respectively, of Series C Convertible Preferred Stock borrowed from the following year. In 1994, the shares released as collateral for the loan and the shares from withdrawals exceeded the Company's matching obligation under the Plan resulting in 22,930 shares of Series C Convertible Preferred Stock which were used to offset the shares borrowed in 1993. The Company has loaned the ESOP Trust $38,601,982 to purchase the ESOP shares from participants withdrawing from the ESOP Fund. The loan is unsecured and has been made on an interest - free basis.

     As of December 31, 1995 and 1994, participants in the ESOP had an aggregate beneficial interest in Series C Convertible Preferred Stock totaling $194.7 million and $143.2 million, respectively, (2,874,516 shares in 1995 based on the $67.75 per share estimated fair value at December 31, 1995, and 2,681,335 shares in 1994 based on the $53.40 per share estimated fair value at December 31, 1994). In addition, at December 31, 1995 and 1994, the ESOP had an aggregate beneficial interest in Series C Convertible Preferred Stock totaling $103.8 million and $92.1 million, respectively, (1,531,915 shares based on the $67.75 per share estimated fair value at December 31, 1995, and 1,725,096 shares based on the $53.40 per share at December 31,
     1994) which were unallocated to participants in the ESOP.

           THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN

1.   PLAN DESCRIPTION, Continued

     Upon termination of employment, a participant or surviving spouse or beneficiary will receive a lump sum distribution of the participant's vested account balance, or, if the account balance exceeds $3,500 at such time, the beneficiary may elect to defer payment or receive periodic installments based on various methods. If the termination of employment is due to retirement, total and permanent disability or death, a participant (or surviving spouse) may have the proceeds of the distribution used to purchase an annuity contract for their benefit.

     The Plan allows active, salaried employees to borrow up to 50% of their vested balance from the Plan not to exceed the total of their Fixed Fund balance, subject to the maximum limitations set forth in the Internal Revenue Code. All loans pay interest at a fixed rate set by the plan administrator that is at least equal to the Fixed Fund interest rate at the time of origination. Loan principal repayments and loan withdrawals are included in the statement of changes in net assets available for plan benefits as components of Fixed Fund Contributions by employees and distributions to employees, respectively. Loan principal repayments amounted to $8,617,037, $9,021,484 and $10,390,686 in 1995, 1994 and 1993,
     respectively. Loan withdrawals amounted to $10,060,662, $11,067,231 and $12,835,048 in 1995, 1994, and 1993, respectively.

     As a result of the merger, the Plan could not be amended or modified in any way prior to December 31, 1995 that would reduce or adversely affect the benefits provided by the Plan immediately prior to the merger. After December 31, 1995, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA (see Note 6).

     More detailed information as to contribution, loan, withdrawal and termination provisions and federal income tax effects of the Plan to participants is contained in the Plan prospectus.

2.   INVESTMENT ALTERNATIVES

     Pursuant to the Plan, eligible employees of the Company may elect to invest their basic and supplemental contributions, as defined by the Plan, in several investment alternatives. The investment alternatives include: a group annuity contract issued by The Travelers Insurance Company, a subsidiary of the Company, having a fixed interest rate subject to annual adjustment; common stock of The Travelers Corporation through December 31, 1993 and common stock of Travelers Group Inc. effective January 1, 1994; participation in The Travelers Large Cap Index Fund through December 31, 1993 and participation in State Street Global Advisors S&P 500 Flagship Fund effective January 1, 1994; or participation in The Travelers Small Cap Index Fund through December 31, 1993 and participation in State Street Global Advisors Russell 2000 Fund effective January 1, 1994. Participants may invest their contributions in more than one fund. There were 25,099 and 26,907 persons participating in the plan at December 31, 1995 and 1994, respectively. This includes active, retired and terminated employee account balances.

     Effective January 1, 1987, the Plan was amended to prohibit contributions to individual retirement accounts. Prior to January 1, 1987, contributions were invested in a group annuity contract issued by The Travelers Insurance Company having a guaranteed fixed rate of interest for five plan years (Fixed IRA Fund). There were 3,926 and 4,409 persons participating under the individual retirement account provisions at December 31, 1995 and 1994, respectively. This includes active, retired and terminated employee account balances.

           THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN

3.   SIGNIFICANT ACCOUNTING POLICIES

     Distributions Payable to Employees
     ----------------------------------

     In July 1993, the American Institute of Certified Public Accountants (AICPA) changed its accounting treatment of distributions payable to employees. Effective with plan years ending December 31, 1993, the AICPA prohibits the recognition as a liability of amounts allocated to participants who have withdrawn from the Plan as of year-end, but for which distribution has not been made by year-end, in the statement of net assets available for plan benefits. As such, the statement of changes in net assets available for plan benefits with fund information for the year ended December 31, 1993 includes the cumulative effect of this change in accounting method. Disclosure of distributions payable to employees, however, is required. Accordingly, the balances relating to distributions payable for each fund, as shown below, have not been recorded as a liability in the statement of net assets available for plan benefits at December 31, 1995. These amounts have been recorded as distributions payable in the plan's Annual Return/Report of Employee Benefit Plan (Form
     5500), in accordance with the Department of Labor's regulations.


                                           DISTRIBUTIONS PAYABLE AT     DISTRIBUTIONS PAYABLE AT
         FUND                                DECEMBER 31, 1995            DECEMBER 31, 1994
         ----                                -----------------            -----------------

         Fixed Fund                          $       3,099,933            $     3,755,292
         Common Stock Fund                           2,991,921                  1,243,725
         Fixed IRA Fund                              3,038,353                  1,526,959
         S&P 500 Flagship Fund                       1,140,945                    449,053
         Russell 2000 Fund                             528,561                    142,251
         ESOP Fund                                     984,136                    777,039
                                             -----------------            -----------------
         Total                               $      11,783,849                  7,894,319
                                             =================            =================

     Valuation of Investments
     ------------------------

     Fixed Fund: The amount held by The Travelers Insurance Company's general account under a group annuity contract is represented by contributions received and interest credited and reduced by amounts disbursed to participants. This contract provides for the repayment of principal and the crediting of interest. For 1995, 1994 and 1993, the annual interest rates earned under this contract were 6.5%, 6.6% and 7.5%, respectively. The group annuity contract is valued at contract value which approximates fair value.

     Common Stock Fund: At December 31, 1995, the Fund held 4,466,492 shares of common stock of Travelers Group Inc. carried at fair value and $306,674 of Short-Term Liquid Reserve Fund. At December 31, 1994, the Fund held 4,892,702 shares of common stock of Travelers Group Inc.

     Fixed IRA Fund: The amount held by The Travelers Insurance Company's general account under a group annuity contract for individual retirement accounts is increased by interest credited and reduced by amounts disbursed to participants. This contract provides for the repayment of principal and the crediting of interest. No contributions have been allowed since December 31, 1986. For amounts left on deposit for the 1995, 1994 and 1993 plan periods, the interest rates guaranteed by the Company were 7.75%, 5.7% and 7.05%, respectively. These rates are guaranteed for five plan years. Early withdrawal penalties apply. The group annuity contract is valued at contract value which approximates fair value.

           THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN

3.   SIGNIFICANT ACCOUNTING POLICIES, Continued

     Valuation of Investments, Continued
     ------------------------


     The S&P 500 Flagship Fund: The State Street Global Advisors S&P 500 Flagship Fund is an investment fund managed by The State Street Bank and Trust Company. The Travelers Large Cap Index Fund was a pooled separate account of The Travelers Insurance Company, and terminated on December 31, 1993. The principal investment objective of both funds is to track the return of the Standard and Poor's 500 Stock Index. The investments in both funds are carried at fair value based on quoted market prices. At December 31, 1995, the Plan held approximately 608,472 units at a unit value of $97.062 per unit, and $7,601,887 of Short-Term Liquid Reserve Fund. At December 31, 1994, the Plan held approximately 644,778 units at a unit value of $70.561 per unit.

     The Russell 2000 Fund: The State Street Global Advisors Russell 2000 Fund is an investment fund managed by The State Street Bank and Trust Company. The Travelers Small Cap Index Fund was a pooled separate account of The Travelers Insurance Company, and terminated on December 31, 1993. The principal investment objective of both funds is to track the return on the Russell 2000 Small Stock Index. The investments in both funds are carried at fair value based on quoted market prices. At December 31, 1995, the Plan held approximately 2,163,120 units at a unit value of $16.483 per unit, and $5,002,038 of Short-Term Liquid Reserve Fund. At December 31, 1994, the Plan held approximately 2,307,860 units at a unit value of $12.852 per unit.

     ESOP Fund: The principal objective of the ESOP is to invest the Company's matching contributions in shares of the Series C Convertible Preferred Stock. The Series C Convertible Preferred Stock is carried at estimated fair value, which is the greater of the minimum value of $53.25 per share or estimated fair value as determined from an appraisal prepared by an independent appraiser. The appraiser is selected by the ESOP trustee with the approval of the Company. The value of the Series C Convertible Preferred Stock was $67.75 and $53.40 per share at December 31, 1995 and 1994, respectively. Temporary cash funds pending permanent investment or distribution may be invested by the trustee in qualifying short-term investments as defined in the Trust Agreement. These short-term investments are carried at fair value, based on quoted market prices, less accrued interest thereon, which is included in investment income accrued. Short-term investments consist of short-term money market accounts and investment grade commercial paper.


     Use of Estimates in the Preparation of the Financial Statements
     ---------------------------------------------------------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Plan administrator to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the accounting period. Actual results could differ from those estimates.

     Other
     -----

     The financial statements are prepared on the accrual basis of accounting.

     Purchases and sales of investments are recorded on the trade date.

     Dividend income and capital gain distributions are recognized on the ex-dividend date. Interest income is recorded when earned.

     Interest expense is recorded when incurred.

           THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN

3.   SIGNIFICANT ACCOUNTING POLICIES, Continued
     OTHER, continued

     Net appreciation (depreciation) in the fair value of investments consists of the realized gains or losses and the unrealized appreciation (depreciation) on investments, and is reflected in the statement of changes in net assets available for plan benefits.

     Participant forfeitures are carried in Plan assets for a period of five years. If a formerly terminated participant is reemployed by the Company within that 5 year period, the forfeited amount relating to their account is returned to the participant. If the participant is not reemployed at the expiration of the 5 year period, forfeitures by Plan participants are used to reduce Company matching obligations under the Plan.

4.   TAX STATUS

     The Internal Revenue Service issued a Determination Letter on July 27, 1995, which stated that the Plan and its underlying Trust qualify under
     Section 401(a) of the Internal Revenue Code (the "Code") and, therefore, are exempt from federal income taxes under Section 501(a).

     The Plan has been amended since the date of the Determination Letter. However, in the opinion of the Plan's administrator and tax counsel, the Plan is designed and continues to operate within the terms of the plan document and in compliance with the applicable requirements of the Code.

5.   FEES AND EXPENSES

     Transaction Fees
     ----------------

     Participants in The Travelers Small Cap Index Fund were assessed transaction fees through July 7, 1993. Transaction fees were discontinued after this date due to The Travelers Insurance Company's decision to terminate this and other index funds. Transaction fees were assessed on deposits, withdrawals and transfers based on actual brokerage and commission cost incurred on net participant activity, allocated on a pro rata basis. Transaction fees assessed to The Travelers Small Cap Index Fund on purchases of units were added to the investment basis. Transaction fees assessed to The Travelers Small Cap Index Fund on sales of units were included in net appreciation (depreciation) in the fair value of investments.

           THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN

5.   FEES AND EXPENSES, Continued

     Administrative Expenses
     -----------------------

     All expenses (excluding expenses incurred in connection with the purchase and sale of securities) incurred in administering the Plan are paid by the Company. The administrative expenses, including all trustee fees, were approximately $1.8 million, $1.7 million and 1.7 million for the years ended December 31, 1995, 1994 and 1993, respectively.

6.   SUBSEQUENT EVENTS


     On January 1, 1996, the Plan was merged with Travelers Group 401(k) Savings Plan, and all assets and liabilities transferred at their December 31, 1995 values. The participants' benefits under the Plan will continue substantially unchanged under the Travelers Group 401(k) Savings Plan.

     Effective January 2, 1996, all assets and liabilities of the Plan, in the amount of $107,024,238, attributable to MetraHealth participants were transferred from the Travelers Group 401(k) Savings Plan to the United HealthCare Corporation 401(k) Savings Plan.

     On May 24, 1996, Travelers Group Inc. effected a 3-for-2 stock split of its common stock. Prior to the split, the Series C Convertible Preferred Stock was convertible to Travelers Group Inc. common stock at the option of the issuer at a .80423 conversion rate on or after January 1, 1998. Subsequent to the split, the conversion rate is 1.2063.

7.   PLAN PARTICIPANTS

     The following affiliates and former affiliates of The Travelers Insurance Group Inc. have participated in the Plan during the past three years:


    *Bankers and Shippers Indemnity Company          *The Travelers Corporation
    *Bankers and Shippers Insurance Company          *Travelers/EBS, Inc.
    *Burlington Acceptance Corporation               *Travelers Equities Sales, Inc.
    *The Center for Corporate Health, Inc.           *The Travelers Health Network, Inc. and Subsidiaries
     The Charter Oak Fire Insurance Company           The Travelers Home and Marine Insurance Company
    *ConServCo, Inc.                                  The Travelers Indemnity Company
     Constitution Plaza, Inc.                         The Travelers Indemnity Company of Connecticut
     Constitution State Service Company               The Travelers Insurance Company
     First Trenton Indemnity Company                 *The Travelers Investment Management Company
     KP Properties Corporation                        The Travelers Indemnity Company of America
    *The Massachusetts Company, Inc.                  The Travelers Indemnity Company of Illinois
    *MetraHealth Insurance Company                    The Travelers Life and Annuity Company
     The Phoenix Insurance Company                   *The Travelers Life Insurance Company
     The Plaza Corporation                            Travelers Medical Management Services
     Premier Insurance Company of Massachusetts       The Travelers Realty Investment Company
     The Prospect Company                             Travelers Specialty Property Casualty Company, Inc.
     TravCo Insurance Company                         Travelers Home Equity, Inc.
     Travelers Asset Management International
          Corporation

    *Former Affiliate

           THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN

           ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                              as of December 31, 1995
                              -----------------------


                                                                  Current
     Identity of Issuer             Description                    Value                 Cost
     ------------------             -----------                    -----                 ----
     *Travelers Group Inc.          Common stock, par value      $   280,154,528    $  174,452,884
                                    $.01 (4,466,492 shares)

     *The Travelers                 Investment in group          $   517,176,602    $  517,176,602
         Insurance Company          annuity contracts

     State Street Global            Investment in Flagship       $    59,129,825    $   43,859,824
         Advisors                   Fund

     State Street Global            Investment in Russell        $    35,648,760    $   28,878,796
         Advisors                   2000 Fund

     *Travelers Group Inc.          Series C Preferred Stock     $   298,535,700    $  234,946,681
                                    (4,406,431 shares)

     *Participant Loans             7.5% through 12.5%           $    22,165,930    $   22,165,930

     Ford Motor                     5.7% commercial paper        $     4,054,000    $    4,054,000
         Credit Company             dated 10/2/95 maturing
                                    1/2/96

     Fidelity                       U.S. Treasury Income         $        34,601    $       34,601
                                    Portfolio Daily Money
                                    Fund

     Citibank                       Short-Term Liquid            $    12,910,599    $   12,910,599
                                    Reserve Fund

     *  Represents party-in-interest.